                            News

Bausch & Lomb Adds Catherine M. Burzik to Board of Directors

FOR RELEASE MONDAY, FEBRUARY 19, 2007

ROCHESTER, NEW YORK - Bausch & Lomb (NYSE/BOL) announced that Catherine M. Burzik, president and chief executive officer of Kinetic Concepts, Inc. (NYSE/KCI) has been elected to its Board of Directors. Ms. Burzik will serve until the next annual meeting of shareholders, when she will be nominated for election to a one-year term by shareholders.

“Cathy Burzik brings to the Bausch & Lomb board a wealth of experience in the management of global medical technology businesses,” said Ronald L. Zarrella, chairman and CEO of the company. “Such expertise and perspective will be invaluable as we continue to invest in and develop new healthcare technologies that can drive future growth.”

Ms. Burzik joined KCI, a $1.4 billion company headquartered in San Antonio, Texas that develops and markets advanced therapeutic systems designed to improve wound healing and reduce pulmonary and circulatory complications associated with patient immobility, in November 2006.

Before joining KCI, Ms. Burzik served as president of Applied Biosystems, a unit of Applera Corporation. She has also held senior positions at Eastman Kodak and Johnson & Johnson. At Eastman Kodak, her executive positions included CEO and President of Kodak Health Imaging Systems and general manager/vice president of Corporate Marketing. She served on the board of directors at Cordis Corporation, prior to its acquisition by J&J. At J&J she ran the Critikon medical technology business and subsequently was appointed president of J&J’s Ortho-Clinical Diagnostics, Inc. unit.

Ms. Burzik, 56, has a BA in mathematics from Canisius College in Buffalo, New York, and a MA in Mathematics from the University of Buffalo. She has also attended executive management programs at Penn State, Northwestern University’s Kellogg School of Management and the Center for Creative Leadership. She serves on the board of trustees of Canisius College.

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Media Contact:     Investor Relations Contact:
Barbara Kelley     Dan Ritz
585.338.5386                   585.338.5802
bkelley@bausch.com    dritz@bausch.com

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Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York. Bausch & Lomb employs approximately 13,700 people worldwide and its products are available in more than 100 countries. More information about the Company is on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.